SUB-ITEM 77C:  Submission of matters to a vote of security holders.

A Special Meeting of Shareholders (the "Meeting") of the Small Capitalization Growth Portfolio of The Glenmede Fund, Inc. (the "Fund") was held on July 31, 2003.

The first order of business was the approval or disapproval of a sub-investment advisory agreement among the Fund, on behalf of the Small Capitalization
Growth Portfolio, Glenmede Advisers, Inc. and Sterling Johnston Capital Management L.P.

The results of the voting was as follows:

          For             Against          Abstain

19,648,942.850 votes    1,000 votes       0 votes

The proposal received the requisite votes for its approval.


SUB-ITEM 77Q1: Exhibits

(e) Sub-Investment Advisory Agreement dated as of August 1, 2003 among Registrant, Glenmede Advisers, Inc. and Sterling Johnston Capital Management, L.P. relating to the Small Capitalization Growth Portfolio incorporated herein by reference to Exhibit (d)(20) in Registrant's Post-Effective Amendment No. 36 to Registrant's Registration Statement on Form N-1A (Nos. 33-22884/811-5577) filed with the Commission on December 12, 2003. .